NEWS RELEASE


For Immediate Release July 24, 2007

Contacts:  John K. Keach, Jr.             Mark T. Gorski
           Chairman                       Executive Vice President
           Chief Executive Officer        Chief Financial Officer
           (812) 373-7816                 (812) 373-7379


                         HOME FEDERAL BANCORP ANNOUNCES
                             SECOND QUARTER EARNINGS

(Columbus, In) -- Home Federal Bancorp (the "Company") (NASDAQ: HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $1,691,000 or $0.47 diluted earnings per common share, for the quarter. This compared to earnings of $1,540,000 or $0.40 diluted earnings per share, a year earlier. Net income increased 9.8% for the quarter and diluted earnings per share increased 17.5% for the quarter. Year-to-date net income was $2,780,000 or $0.77 diluted earnings per common share, compared to $3,064,000, or $0.80 diluted earnings per common share, a year earlier. Year-to-date earnings included a pre-tax charge of $788,000 related to a separation agreement with a former executive vice president of the Bank and the Company, which was recorded in the first quarter. Excluding the impact of the charge related to the separation agreement, year-to-date earnings would have been $3,256,000 or $0.90 diluted earnings per common share. Total loans increased $19.2 million for the quarter and $32.7 million year-to-date driven by commercial loan and commercial mortgage loan growth of $27.7 million for the quarter and $50.4 million year-to-date. The growth in commercial loans had a positive impact on net interest margin, which increased to 3.46% for the quarter and 3.45% year-to-date. Chairman and CEO John Keach, Jr. stated, "We are happy to report another quarter of strong commercial loan growth. Our Indianapolis commercial lending team continues to deliver a strong pipeline of new commercial customers to the Bank." Executive Vice President and CFO Mark Gorski added, "The commercial loan growth that our team has delivered over the last five quarters has been the key driver to our balance sheet restructuring strategy."

Balance Sheet

Total assets were $877.4 million as of June 30, 2007, a decrease of $27.1 million from December 31, 2006. Total loans increased $19.2 million for the quarter and $32.7 million year-to-date. The growth in the loan portfolio was primarily the result of an increase in commercial loans of $39.7 million year-to-date and an increase in commercial mortgage loans of $10.7 million year-to-date. The increase in commercial loans has been partially offset by a decrease in residential mortgage loans and other consumer loans. Residential mortgage loans have decreased $11.5 million year-to-date as substantially all new mortgage loan originations are being sold in the secondary market. Other consumer loans have decreased $3.9 million year-to-date due primarily to a reduction in indirect automobile loans as the Bank discontinued the origination of indirect automobile loans during 2006.

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Home Federal Bancorp
Second Quarter Earnings
Page 2


Total retail deposits decreased $1.2 million for the quarter and $28.4 million year-to-date. Retail deposit balances at year end included several unusually large public fund account balances. During 2007, public fund transaction account balances decreased $45.4 million to more consistent levels. All other retail deposit categories in total increased $17.0 million year-to-date including growth of $14.3 million year-to-date in certificates of deposit.

Total FHLB borrowings increased $15.0 million year-to-date. The increase in FHLB borrowings was used to offset an $8.2 million decrease in brokered deposits and to partially offset the decrease in retail deposits.

As of June 30, 2007, shareholders' equity was $67.4 million. The decrease in shareholders' equity of $3.8 million year-to-date was primarily the result of stock repurchases of 197,083 shares for $5.8 million. The return on average assets year-to-date was 0.64% annualized while the return on average equity year-to-date was 8.00%. Excluding the impact of the charges associated with the separation agreement, the return on average assets year-to-date would have been 0.75% annualized while the return on average equity would have been 9.36%.

Asset Quality

Provision for loan losses was $223,000 for the second quarter and $503,000 year-to-date. Net charge offs were $402,000 for the second quarter and $577,000 year-to-date. The annualized net charge off ratio for the first half of 2007 was 0.16% compared to an annualized net charge off ratio of 0.12% for the first half of 2006. Non-performing assets to total assets increased to 0.85% at June 30, 2007 from 0.46% at December 31, 2006. Non-performing loans to total gross loans increased to 1.00% at June 30, 2007 from 0.54% at December 31, 2006. The increase in the non-performing loan and non-performing asset ratios during the second quarter were primarily the result of one commercial loan relationship totaling approximately $3.1 million that was placed on non-accrual status during the second quarter. The ratio of the allowance for loan losses to total loans was 0.91% at June 30, 2007. In addition, the allowance for loan losses to non-performing loans was 87% as of June 30, 2007 compared to 176% at December 31, 2006.

Net Interest Income

Net interest income increased $606,000 or 9.7% to $6.9 million for the second quarter while year-to-date net interest income increased $1.1 million or 8.6% to $13.7 million. Net interest margin for the second quarter of 2007 was 3.46%, which represented an increase of 2 basis points compared to the first quarter of 2007. Year-to-date net interest margin for 2007 was 3.45% compared to 3.30% for 2006 - a 15 basis point increase. The increase in net interest margin was primarily the result of a shift in composition of the balance sheet. Commercial and commercial real estate loans continue to replace lower yielding residential mortgage loans and investment securities while retail deposits have replaced generally higher costing wholesale funding sources.


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Home Federal Bancorp
Second Quarter Earnings
Page 3


Non Interest Income

Non interest income decreased $59,000 or 1.8% to $3.2 million for the second quarter while year-to-date non interest income increased $83,000 or 1.4% to $6.1 million. Service fees on deposits accounts increased $411,000 or 14.9% year-to-date; however, the increase was a more modest $70,000 or 4.3% for the second quarter. The Bank implemented an enhanced overdraft privilege product during the second quarter of 2006.

Investment advisory services increased $87,000 or 24.1% for the second quarter and increased $169,000 or 23.6% year-to-date due to increased assets under management and the addition of two additional brokers during 2006. These increases were offset by the decrease in loan servicing income, which decreased $188,000 for the second quarter and $480,000 year-to-date. The Bank sold its mortgage servicing portfolio during the fourth quarter of 2006.

Non Interest Expenses

Non interest expenses increased $251,000 or 3.6% to $7.3 million for the second quarter while year-to-date non interest expenses increased $1.3 million or 9.8% to $15.1 million. Included in miscellaneous expenses for the second quarter was a $200,000 write-down of the Bank's former operations building, which was classified as held for sale. The write-down represented the entire remaining book value of the building. Excluding the impact of the write-down of the building, all other expenses increased by $51,000 or less than 1% for the second quarter. Year-to-date expenses include the building write-down along with the expenses incurred pursuant to the separation agreement. Excluding the impact of these charges, non interest expenses increased $359,000 or 2.6% compared to the first half of 2006. Compensation and employee benefits expense decreased slightly for the second quarter of 2007 compared to 2006 in spite of additional salary and incentive compensation expense for the new commercial lending and commercial credit staff in Indianapolis, additional brokerage commission costs resulting from increased revenue and normal annual salary increases. The Bank was able to accomplish this decrease through strategic staffing reductions during 2007. Year-to-date compensation and benefits expense increased $194,000 or 2.5% due to the factors noted above. Marketing expense decreased $151,000 compared to the first half of 2006. We expect our marketing expense for 2007 to be approximately equal to 2006; however, the timing of when these amounts will be spent as compared to the prior year will fluctuate. Year-to-date miscellaneous expenses, excluding the charges associated with the building write-down and the separation agreement, increased $189,000 compared to the first half of 2006. The increase was primarily due to an increase of $100,000 in professional fees as additional legal and accounting expenses were incurred to address new proxy disclosure requirements and new accounting pronouncements.

Stock Repurchase Programs

In April 2007, the Board of Directors approved the twelfth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 175,628 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. The Company repurchased 134,181 shares under the eleventh repurchase plan and 62,902 shares under the twelfth repurchase plan for a total of 197,083 shares repurchased year to date. The Company had 112,726 shares remaining to be repurchased under this plan at June 30, 2007.


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Home Federal Bancorp
Second Quarter Earnings
Page 4


Home Federal Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through 19 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.


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HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS  (unaudited)
(in thousands, except share data)


                                                                     June 30,        December 31,
                                                                      2007              2006
                                                                    ---------         ---------
Assets:
Cash and due from banks                                             $  47,192         $ 106,063
Securities available for sale at fair value
   (amortized cost $60,499 and $57,421)                                59,249            56,887
Securities held to maturity (fair value $1,604 and $1,628)              1,628             1,635
Loans held for sale (fair value $5,701 and $7,055)                      5,599             6,925
Portfolio loans and leases:
   Commercial loans                                                   191,458           151,781
   Commercial mortgage loans                                          238,113           227,433
   Residential mortgage loans                                         154,511           166,003
   Second & home equity loans                                         100,712           102,713
   Other consumer loans                                                30,602            34,483
   Unearned income                                                       (387)             (153)
                                                                    ---------         ---------
Total portfolio loans                                                 715,009           682,260
Allowance for loan and lease losses                                    (6,524)           (6,598)
                                                                    ---------         ---------
Portfolio loans, net                                                  708,485           675,662

Bank premises and equipment                                            17,051            17,232
Accrued interest receivable                                             4,480             4,679
Goodwill                                                                1,875             1,695
Other assets                                                           31,801            33,689
                                                                    ---------         ---------
   TOTAL ASSETS                                                     $ 877,360         $ 904,467
                                                                    =========         =========

Liabilities:
Deposits:
   Demand                                                           $  73,048         $  72,804
   Interest checking                                                   84,171           129,025
   Savings                                                             41,954            41,710
   Money market                                                       167,324           165,605
   Certificates                                                       308,198           293,914
                                                                    ---------         ---------
 Retail deposits                                                      674,695           703,058
                                                                    ---------         ---------
   Brokered deposits                                                   14,178            22,357
   Public fund certificates                                             2,444             1,744
                                                                    ---------         ---------
 Wholesale deposits                                                    16,622            24,101
                                                                    ---------         ---------
Total deposits                                                        691,317           727,159
                                                                    ---------         ---------

FHLB Borrowings                                                        83,705            68,667
Short term borrowings                                                      91                --
Junior subordinated debt                                               15,464            15,464
Accrued taxes, interest and expense                                     2,571             4,462
Other liabilities                                                      16,764            17,434
                                                                    ---------         ---------
   Total liabilities                                                  809,912           833,186
                                                                    ---------         ---------

Commitments and Contingencies

Shareholders' equity:
 No par preferred stock; Authorized:  2,000,000 shares
  Issued and outstanding: None
 No par common stock; Authorized:  15,000,000 shares
  Issued and outstanding: 3,465,439 and 3,610,218                      19,957            17,081
 Retained earnings, restricted                                         48,898            55,137
 Accumulated other comprehensive income/(loss), net of taxes           (1,407)             (937)
                                                                    ---------         ---------
   Total shareholders' equity                                          67,448            71,281
                                                                    ---------         ---------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $ 877,360         $ 904,467
                                                                    =========         =========

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HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(in thousands, except share data)


                                                         Three Months Ended           Year to Date
                                                             June 30,                   June 30,
                                                      -----------------------   ------------------------
                                                         2007          2006         2007        2006
                                                      -----------------------   ------------------------

Interest income:
Short term investments                                $      322   $      101   $      755   $      350
Securities                                                   665        1,177        1,309        2,341
Commercial loans                                           3,578        2,226        6,890        4,200
Commercial mortgage loans                                  4,042        3,416        7,922        6,728
Residential mortgages                                      2,679        2,820        5,392        5,504
Second and home equity loans                               1,783        1,666        3,654        3,260
Other consumer loans                                         584          608        1,172        1,260
                                                      ----------   ----------   ----------   ----------
Total interest income                                     13,653       12,014       27,094       23,643
                                                      ----------   ----------   ----------   ----------

Interest expense:
Checking and savings accounts                                414          233          931          442
Money market accounts                                      1,373        1,178        2,686        2,128
Certificates of deposit                                    3,621        2,662        7,060        5,114
                                                      ----------   ----------   ----------   ----------
 Total interest on retail deposits                         5,408        4,073       10,677        7,684
                                                      ----------   ----------   ----------   ----------

Brokered deposits                                            177          278          429          555
Public funds                                                   5           70           12          171
                                                      ----------   ----------   ----------   ----------
 Total interest on wholesale deposits                        182          348          441          726
                                                      ----------   ----------   ----------   ----------
 Total interest on deposits                                5,590        4,421       11,118        8,410
                                                      ----------   ----------   ----------   ----------

FHLB borrowings                                              928        1,112        1,765        2,204
Other borrowings                                               5            3            7            3
Long term debt                                                --          228           --          449
Junior subordinated debt                                     274           --          545           --
                                                      ----------   ----------   ----------   ----------
Total interest expense                                     6,797        5,764       13,435       11,066
                                                      ----------   ----------   ----------   ----------

Net interest income                                        6,856        6,250       13,659       12,577
Provision for loan losses                                    223          220          503          337
                                                      ----------   ----------   ----------   ----------
Net interest income after provision for loan losses        6,633        6,030       13,156       12,240
                                                      ----------   ----------   ----------   ----------

Non interest income:
 Gain on sale of loans                                       378          354          688          709
 Investment advisory services                                448          361          885          716
 Service fees on deposit accounts                          1,708        1,638        3,163        2,752
 Loan servicing income, net of impairments                   153          341          296          776
 Miscellaneous                                               529          581        1,091        1,087
                                                      ----------   ----------   ----------   ----------
Total non interest income                                  3,216        3,275        6,123        6,040
                                                      ----------   ----------   ----------   ----------

Non interest expenses:
 Compensation and employee benefits                        4,010        4,029        8,128        7,934
 Occupancy and equipment                                   1,006          951        1,984        1,901
 Service bureau expense                                      400          368          791          747
 Marketing                                                   355          374          561          712
 Miscellaneous                                             1,532        1,330        3,637        2,460
                                                      ----------   ----------   ----------   ----------
Total non interest expenses                                7,303        7,052       15,101       13,754
                                                      ----------   ----------   ----------   ----------

Income before income taxes                                 2,546        2,253        4,178        4,526
Income tax provision                                         855          713        1,398        1,462
                                                      ----------   ----------   ----------   ----------
Net Income                                            $    1,691   $    1,540   $    2,780   $    3,064
                                                      ==========   ==========   ==========   ==========

Basic earnings per common share                       $     0.48   $     0.42   $     0.79   $     0.82
Diluted earnings per common share                     $     0.47   $     0.40   $     0.77   $     0.80

Basic weighted average number of shares                3,497,378    3,705,844    3,540,372    3,754,082
Dilutive weighted average number of shares             3,581,548    3,811,774    3,631,479    3,847,458
Dividends per share                                   $    0.200   $    0.200   $    0.400   $    0.388


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
Supplemental Data:                                      Three Months Ended       Year to Date
(unaudited)                                                   June 30,             June 30,
                                                       -------------------   -------------------
                                                         2007       2006       2007       2006
Weighted average interest rate earned
    on total interest-earning assets                     6.89%      6.31%      6.85%      6.21%
Weighted average cost of total
    interest-bearing liabilities                         3.52%      3.08%      3.51%      2.98%
Interest rate spread during period                       3.37%      3.23%      3.34%      3.23%

Net interest margin
    (net interest income divided by average
    interest-earning assets on annualized basis)         3.46%      3.28%      3.45%      3.30%
Total interest income divided by average
    total assets (on annualized basis)                   6.29%      5.68%      6.24%      5.60%
Total interest expense divided by
    average total assets (on annualized basis)           3.14%      2.73%      3.12%      2.64%
Net interest income divided by average
    total assets (on annualized basis)                   3.16%      2.96%      3.15%      2.98%

Return on assets (net income divided by
    average total assets on annualized basis)            0.78%      0.73%      0.64%      0.73%
Return on equity (net income divided by
    average total equity on annualized basis)            9.92%      8.67%      8.00%      8.51%

                                                            June 30,     Dec 31,
                                                             2007         2006

Book value per share outstanding                            $19.46       $19.74

Nonperforming Assets:
Loans:  Non-accrual                                         $6,613       $2,852
Past due 90 days or more                                        66          459
Restructured                                                   496          440
                                                            ------       ------
Total nonperforming loans                                    7,175        3,751
Real estate owned, net                                         309          416
Other repossessed assets, net                                    2           20
                                                            ------       ------
Total Nonperforming Assets                                  $7,486       $4,187

Nonperforming assets divided by total assets                  0.85%        0.46%
Nonperforming loans divided by total loans                    1.00%        0.54%

Balance in Allowance for Loan Losses                        $6,524       $6,598

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